Exhibit 4.15

To:	Aegean Marine Petroleum Network Inc. and Aegean Marine Petroleum S.A. (as Borrowers)	RBS The Royal Bank of Scotland Global Banking & Markets Shipping - Piraeus Branch Akti Miaouli 45 P.O. Box 80177 185 10 Piraeus Telephone: +30 210 459 6500 Fascimile: +30 210 459 6600 www.rbs.com

Dated 30 October 2007

Dear Sirs,

Facility Agreement dated 19 December 2006 (as amended)

1	We refer to:

(a)
the facility agreement dated 19 December 2006 as amended by supplemental letters dated 17 April 2007, 23 May 2007, 29 June 2007, 21 September 2007 and 19 October 2007 (together, the "Facility Agreement") and made between (1) Aegean Marine Petroleum Network Inc. and Aegean Marine Petroleum S.A. as joint and several borrowers (therein and hereinafter together referred to as the "Borrowers" and individually a "Borrower") and (2) The Royal Bank of Scotland plc as lender (the "Bank"), whereby the Bank agreed (inter alia) to make available to the Borrowers on a joint and several basis, upon the terms and conditions therein contained, a term loan, overdraft and multi-currency revolving guarantee and letter of credit facility of up to US$208,400,000; and

(b)	the ISDA 1992 Master Agreement dated as of 19 December 2006 and made between (1) the Borrowers and (2) the Bank.

2	Words and expressions defined in the Facility Agreement shall have the same meanings when used herein

3	The Borrowers have requested that the Bank consents to the following changes to the Facility Agreement, which shall be effective only until 31 December 2007:

(a)	the Guarantee Facility Commitment and the limit of the Guarantee Facility shall be increased from $175,000,000 to $185,000,000;

(b)
the Overdraft Facility Limit shall be increased from $75,000,000 to $85,000,000 provided it does not exceed the aggregate of the available and unutilised portion of the Guarantee Facility at any relevant time;

(c)
as a result of the above arrangements, the total amount of the term loan, overdraft and guarantee facility made available under the Facility Agreement shall be increased from $208,400,000 to $218,400,000; and

(d)
all the provisions of the Facility Agreement and the other Security Documents shall be deemed amended as necessary in order to conform with the above changes anct wilt be interpreted and construed accordingly.

4	The Bank hereby confirms its consent to the above changes and amendments to the Facility Agreement on condition that:

Royal Bank of Scotland plc, Registered in Scotland no. 90312. Registered office: 36 St Andrew Square, Edinburgh, EH2 2YB.

(a)
the said changes shall only be effective until 31 December 2007, whereupon the terms of the Facility Agreement (and the relevant limits of the facilities contained therein) shall be reinstated to their status prior to the amendments made pursuant to this Letter;

(b)
each Borrower and each of the other Security Parties shall have confirmed their agreement and consent to the arrangements of this Letter by counter-signing this Letter by signatories acceptable to the Bank in all respects; and

(c)
there shall have been delivered to the Bank, such corporate authorisations or other evidence of the authority of the Borrowers, in relation to the execution of this Letter, in a form acceptable to the Bank in all respects, and, with effect on and from the date when the Bank advises the Borrowers that it is satisfied that the conditions referred to in paragraphs 4(b) and 4(c) above have been met, the Facility Agreement shall be hereby amended (and deemed amended) in accordance with the changes referred to in paragraph 3 above but subject to the condition of paragraph (a) above.

5	This letter is governed by, and shall be construed in accordance with, English law.

Yours faithfully,

/s/ [ILLEGIBLE]
Attorney-in-fact
for and on behalf of
THE ROYAL BANK OF SCOTLAND PLC
Date: 30 October 2007

We hereby acknowledge and agree to the foregoing.

/s/ [ILLEGIBLE]
Attorney-in-fact
for and on behalf of
AEGEAN MARINE PETROLEUM NETWORK INC.
as Borrower
Date: 30 October 2007

/s/ [ILLEGIBLE]
Attorney-in-fact
for and on behalf of
AEGEAN MARINE PETROLEUM S.A.
as Borrower
Date: 30 October 2007

We hereby acknowledge and agree to the foregoing.

/s/ [ILLEGIBLE]
Attorney-in-fact
for and on behalf of
AEGEAN BUNKERING SERVICES INC.
as Manager and Corporate Guarantor
Date: 30 October 2007

We hereby acknowledge and agree to the foregoing.

/s/ [ILLEGIBLE]
Attorney-in-fact
for and on behalf of each of the following companies and corporations
AMORGOS MARITIME INC.
KIMOLOS MARITIME INC.
MILOS SHIPPING (PTE.) LTD.
MYKONOS MARITIME INC.
SYROS MARITIME INC.
EVIAN ENTERPRISES CO.
CARMEL INVESTMENT CORP.
CLYDE SHIPPING CORP.
BALTIC NAVIGATION COMPANY
CARNABY NAVIGATION INC.
MARE VISION S.A.
AEGEAN TANKING S.A.
PONTOS NAVIGATION INC.
AEGEAN TIFFANY SHIPPING PTE. LTD.
AEGEAN X MARITIME INC.
AEGEAN BREEZE SHIPPING PTE. LTD.
OURANOS TANKING S.A.
AEGEAN VII SHIPPING LTD.
VENUS HOLDING COMPANY
BALDWIN MANAGEMENT CO.
SEA BREEZER MARINE S.A.
TIFFANY MARINE S.A.

as Owners
Date: 30 October 2007